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                                                                   EXHIBIT 10.53

                                 AMR CORPORATION

                       2000 - 2002 PERFORMANCE SHARE PLAN
                         FOR OFFICERS AND KEY EMPLOYEES

Purpose

The purpose of the 2000 - 2002 AMR Corporation Performance Share Plan ("Plan") for Officers and Key Employees is to provide greater incentive to officers and key employees of the subsidiaries of AMR Corporation ("AMR" or "the Corporation"), to achieve the highest level of individual performance, and to meet or exceed specified goals which will contribute to the success of the Corporation. This Plan is adopted pursuant to the 1998 Long Term Incentive Plan, "LTIP", as amended.

Definitions

Capitalized terms not otherwise defined in the Plan or the award agreement for performance shares between the Corporation and the employee, will have the meanings set forth in the LTIP.

For purposes of the Plan, the following definitions will control:

"Adjusted Investment" is defined as the sum of AMR's consolidated notes payable, current maturities of long-term debt and capital leases, long-term debt, capital leases, Present Value of Operating Leases, and stockholders' equity, and any extraordinary or unusual items which may be added or deducted at the discretion of the Committee and the Board of Directors.

"Affiliate" is defined as a subsidiary of AMR or any entity that is designated by the Committee as a participating employer under the Plan, provided that AMR directly or indirectly owns at least 20% of the combined voting power of all classes of stock of such entity.

"American" is defined as AMR less AMR subsidiaries other than American Airlines, Inc.

"Average Adjusted Investment" is defined as the sum of Adjusted Investment as of December 31 of a given year during the measurement period, plus Adjusted Investment as of the December 31 of the prior fiscal year, divided by two.

"Calculated Amortization of Operating Leases" is defined as the amortization expense associated with the Capitalized Value of Operating Leases as if such leases were accounted for as capital leases, and is determined by the straight line method over the lease term.


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"Capitalized Value of Operating Leases" is defined as the initial present value of the lease payments required under American's aircraft operating leases over the initial stated lease term, calculated using a discount rate of Prime plus one percent.

"Committee" is defined as the Compensation / Nominating Committee of the AMR Board of Directors.

"Measurement Period" is defined as the three year period beginning January 1, 2000 and ending December 31, 2002.

"Adjusted Earnings" is defined as the sum of AMR's pre-tax income, interest expense, aircraft rental expense, less Calculated Amortization of Operating Leases and any accounting adjustments or extraordinary or unusual items which may be added or deducted at the discretion of the Committee.

"Average Plan Earnings" is defined as the sum of Adjusted Earnings for each of the years during the measurement period, divided by three.

"Plan Average Adjusted Investment" is defined as the sum of Average Adjusted Investment for each of the years during the measurement period, divided by three.

"Present Value of Operating Leases" is defined as the present value of the lease payments required under aircraft operating leases over the remaining lease term, calculated using the discount rate used in the determination of the Capitalized Value of Operating Leases.

"Prime" is defined as the base rate on corporate loans posted by at least 75% of the 30 largest U.S. banks which is published daily in the Wall Street Journal.

"Return on Investment" or "ROI" is defined as Average Plan Earnings divided by Plan Average Adjusted Investment, stated as a percentage.

For purposes of determining ROI, the assets, liabilities, shareholder equity and earnings of The Sabre Group are to be excluded.

Unless otherwise indicated, the sources for all of the financial data specified above are the applicable Annual Reports on Form 10-K filed by the Corporation.


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Accumulation of Shares

The number of shares under the Plan to be distributed to individual participants is based on the applicable award agreement between the Corporation and the employee and is determined by (i) the Corporation's ROI (ii), the Corporation's pre-tax income, (iii) and the terms and conditions of the award agreement between the Corporation and the employee. The distribution percentage of shares is specified below:

                       GRANTED SHARES - PERCENT OF TARGET

                                    AMR'S ROI


             >= 5.5%        >= 7.5%           >= 9.5%          >= 11.5%      >= 13.5%
< 5.5%      and < 7.5%     and < 9.5%       and < 11.5%      and < 13.5%    and < 15.5%         >= 15.5%
------      ----------     ----------       -----------      -----------    ----------          ---------
  0%           50%            75%              100%             125%           150%                175%



No shares will be distributed if the Corporation's cumulative pre-tax income during the measurement period is less than, or equal to, $0.

Administration

The Committee shall have authority to administer and interpret the Plan, establish administrative rules, approve eligible participants, and take any other action necessary for the proper operation of the Plan. The distribution percentage, if any, of the fund shall be computed by the General Auditor of American based on a certification of AMR's ROI by AMR's independent auditors. A summary of awards under the Plan shall be provided to the Board of Directors at the first regular meeting following determination of the awards. The Committee may determine to pay a cash equivalent in lieu of the stock award.

General

Neither this Plan nor any action taken hereunder shall be construed as giving any employee or participant the right to be retained in the employ of American or an Affiliate.

Nothing in the Plan shall be deemed to give any employee any right, contractually or otherwise, to participate in the Plan or in any benefits hereunder, other than the right to receive an award as may have been expressly awarded by the Committee.

In the event of any act of God, war, natural disaster, aircraft grounding, revocation of operating certificate, terrorism, strike, lockout, labor dispute, work stoppage, fire, epidemic or quarantine restriction, act of government, critical materials shortage, or any other act beyond the control of the Corporation, whether similar or dissimilar, (each a "Force Majeure Event"), which Force Majeure Event affects the Corporation or its subsidiaries or its Affiliates, the Committee, at its sole discretion, may (i)


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terminate or (ii) suspend, delay, defer (for such period of time as the Board may deem necessary), or substitute any awards due currently or in the future under the Plan, including, but not limited to, any awards that have accrued to the benefit of participants but have not yet been paid.

In consideration of the employee's privilege to participate in the Plan, the employee agrees (i) not to disclose any trade secrets of, or other confidential/restricted information of, American, to any unauthorized party and,
(ii) not to make any unauthorized use of such trade secrets or confidential or restricted information during his or her employment with American or after such employment is terminated, and (iii) not to solicit any current employees of American or any subsidiaries of AMR Corporation to join the employee at his or her new place of employment after his or her employment with American is terminated.

The Board of Directors may amend, suspend, or terminate the Plan at any time.


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